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                                                                 Exhibit 3.10(a)

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                   CCH I, LLC

                     (A DELAWARE LIMITED LIABILITY COMPANY)

     This LIMITED LIABILITY COMPANY AGREEMENT (as amended from time to time, this "AGREEMENT") is entered into as of July 9, 2003 by Charter Communications Holdings, LLC, a Delaware limited liability company ("CHARTER"), as the sole member of CCH I, LLC, a Delaware limited liability company (the "COMPANY").

                                   WITNESSETH:

     WHEREAS, the Certificate of Formation of the Company was executed and filed in the office of the Secretary of State of the State of Delaware on July 9, 2003; and

     WHEREAS, Charter is the sole member of the Company;

     NOW, THEREFORE, in consideration of the terms and provisions set forth herein, the benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the party hereby agrees as follows:

     SECTION 1. General.

     (a) Formation. Effective as of the date and time of filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act, 6 Del.C. Section 18-101, et. seq., as amended from time to time (the "ACT"). Except as expressly provided herein, the rights and obligations of the Members (as defined in Section l(h)) in connection with the regulation and management of the Company shall be governed by the Act.

     (b) Name. The name of the Company shall be "CCH I, LLC." The business of the Company shall be conducted under such name or any other name or names that the Manager (as defined in Section 4(a)(i) hereof) shall determine from time to time.

     (c) Registered Agent. The address of the registered office of the Company in the State of Delaware shall be c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name and address of the registered agent for service of process on the Company in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The registered office or registered agent of the Company may be changed from time to time by the Manager.

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     (d) Principal Office. The principal place of business of the Company shall be at 12405 Powerscourt Drive, St. Louis, MO 63131. At any time, the Manager may change the location of the Company's principal place of business.

     (e) Term. The term of the Company commenced on the date of the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware, and the Company will have perpetual existence until dissolved and its affairs wound up in accordance with the provisions of this Agreement.

     (f) Certificate of Formation. The execution of the Certificate of Formation by Janeen G. Domagalski and the filing thereof in the office of the Secretary of State of the State of Delaware are hereby ratified, confirmed and approved.

     (g) Qualification; Registration. The Manager shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business and in which such qualification, formation or registration is required or desirable. The Manager, as an authorized person within the meaning of the Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

     (h) Voting. Each member of the Company (if there is only one member of the Company, the "MEMBER"; or if there are more than one, the "MEMBERS") shall have one vote in respect of any vote, approval, consent or ratification of any action (a "VOTE") for each one percentage point of Percentage Interest (as defined in Section 7) held by such Member (totaling 100 Votes for all Members) (any fraction of such a percentage point shall be entitled to an equivalent fraction of a Vote). Any vote, approval, consent or ratification as to any matter under the Act or this Agreement by a Member may be evidenced by such Member's execution of any document or agreement (including this Agreement or an amendment hereto) which would otherwise require as a precondition to its effectiveness such vote, approval, consent or ratification of the Members.

     SECTION 2. Purposes. The Company was formed for the object and purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

     SECTION 3. Powers. The Company shall have all powers necessary, appropriate or incidental to the accomplishment of its purposes and all other powers conferred upon a limited liability company pursuant to the Act.

     SECTION 4. Management.

     (a) Management by Manager.

          i) Charter, as the sole member of the Company, hereby elects Charter Communications, Inc., a Delaware corporation ("CCI"), or its successor-in-interest that acquires directly or indirectly substantially all of the assets or business of CCI, as the Company's manager (the "MANAGER"). CCI shall be the Manager until a simple majority of the Votes elects otherwise. No additional person may be elected as Manager without the


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approval of a simple majority of the Votes (for purposes of this Agreement, to the extent the context requires, the term "person" refers to both individuals and entities). Except as otherwise required by applicable law and as provided below with respect to the Board, the powers of the Company shall at all times be exercised by or under the authority of, and the business, property and affairs of the Company shall be managed by, or under the direction of, the Manager. The Manager is a "manager" of the Company within the meaning of the Act. Any person appointed as Manager shall accept its appointment by execution of a consent to this Agreement.

          ii) The Manager shall be authorized to elect, remove or replace directors and officers of the Company, who shall have such authority with respect to the management of the business and affairs of the Company as set forth herein or as otherwise specified by the Manager in the resolution or resolutions pursuant to which such directors or officers were elected.

          iii) Except as otherwise required by this Agreement or applicable law, the Manager shall be authorized to execute or endorse any check, draft, evidence of indebtedness, instrument, obligation, note, mortgage, contract, agreement, certificate or other document on behalf of the Company without the consent of any Member or other person.

          iv) No annual or regular meetings of the Manager or the Members are required. The Manager may, by written consent, take any action which it is otherwise required or permitted to take at a meeting.

          v) The Manager's duty of care in the discharge of its duties to the Company and the Members is limited to discharging its duties pursuant to this Agreement in good faith, with the care a director of a Delaware corporation would exercise under similar circumstances, in the manner it reasonably believes to be in the best interests of the Company and its Members.

          vi) Except as required by the Act, no Manager shall be liable for the debts, liabilities and obligations of the Company, including without limitation any debts, liabilities and obligations under a judgment, decree or order of a court, solely by reason of being a manager of the Company.

     (b) Board of Directors.

          i) Notwithstanding paragraph (a) above, the Manager may delegate its power to manage the business of the Company to a board of natural persons designated as "directors" (the "BOARD") which, subject to the limitations set forth below, shall have the authority to exercise all such powers of the Company and do all such lawful acts and things as may be done by a manager of a limited liability company under the Act and as are not by statute, by the Certificate of Formation (as amended from time to time, the "CERTIFICATE"), or by this Agreement (including without limitation Section 4(c) hereof) directed or required to be exercised or done by the Manager. Except for the rights and duties that are assigned to officers of the Company, the rights and duties of the directors may not be assigned or delegated to any person. No action, authorization or approval of the Board shall be required,


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necessary or advisable for the taking of any action by the Company that has been approved by the Manager. In the event that any action of the Manager conflicts with any action of the Board, the action of the Manager shall control.

          ii) Except as otherwise provided herein, directors shall possess and may exercise all the powers and privileges and shall have all of the obligations and duties to the Company and the Members granted to or imposed on directors of a corporation organized under the laws of the State of Delaware.

          iii) The number of directors on the date hereof is one, which number may be changed from time to time by the Manager. The director as of the date hereof shall be as set forth on Exhibit A hereto, provided that Exhibit A need not be amended whenever the director(s) or his or her successors are changed in accordance with the terms of this Agreement.

          iv) Each director shall be appointed by the Manager and shall serve in such capacity until the earlier of his or her resignation, removal (which may be with or without cause) or replacement by the Manager.

          v) No director shall be entitled to any compensation for serving as a director. No fee shall be paid to any director for attendance at any meeting of the Board; provided, however, that the Company may reimburse directors for the actual reasonable costs incurred in such attendance.

     (c) Consent Required.

          i) None of the Members, Managers, directors, or officers of the Company shall:

               (1) do any act in contravention of this Agreement;

               (2) cause the Company to engage in any business not permitted by the Certificate or the terms of this Agreement;

               (3) cause the Company to take any action that would make it impossible to carry on the usual course of business of the Company (except to the extent expressly provided for hereunder); or

               (4) possess Company property or assign rights in Company property other than for Company purposes.

          ii) One hundred percentage (100%) of the Votes shall be required to:

               (1) issue limited liability company interests in the Company to any person;

               (2) change or reorganize the Company into any other legal form;


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               (3) approve a merger or consolidation of the Company with another person;

               (4) sell all or substantially all of the assets of the Company;
or

               (5) voluntarily dissolve the Company.

          iii) In addition to any approval that may be required under Section 15(b) to the extent amendment of this Agreement is required for any of the following actions, the affirmative vote, approval, consent or ratification of the Manager shall be required to:

               (1) alter the primary purposes of the Company as set forth in
Section 2;

               (2) issue limited liability company interests in the Company to any person;

               (3) enter into or amend any agreement which provides for the management of the business or affairs of the Company by a person other than the Manager (and the Board);

               (4) change or reorganize the Company into any other legal form;

               (5) approve a merger or consolidation of the Company with another person;

               (6) sell all or substantially all of the assets of the Company;

               (7) operate the Company in such a manner that the Company becomes an "investment company" for purposes of the Investment Company Act of 1940;

               (8) except as otherwise provided or contemplated herein, enter into any agreement to acquire property or services from any person who is a director or officer of the Company;

               (9) settle any litigation or arbitration with any third party, any Member, or any affiliate of any Member, except for any litigation or arbitration brought or defended in the ordinary course of business where the present value of the total settlement amount or damages will not exceed $5,000,000;

               (10) materially change any of the tax reporting positions or elections of the Company;

               (11) make or commit to any expenditures which, individually or in the aggregate, exceed or are reasonably expected to exceed the Company's


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total budget (as approved by the Manager) by the greater of 5% of such budget or
Five Million Dollars ($5,000,000);

               (12) make or incur any secured or unsecured indebtedness which, individually or in the aggregate, exceeds Five Million Dollars ($5,000,000), provided that this restriction shall not apply to (i) any refinancing of or amendment to existing indebtedness which does not increase total borrowing, (ii) any indebtedness to (or guarantee of indebtedness of) any entity controlled by or under common control with the Company ("INTERCOMPANY INDEBTEDNESS"), (iii) the pledge of any assets to support any otherwise permissible indebtedness of the Company or any Intercompany Indebtedness or (iv) indebtedness necessary to finance a transaction or purchase approved by the Manager; or

               (13) voluntarily dissolve the Company.

     (d) Board Meetings.

          i) Regular Meetings. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board, but not less often than annually.

          ii) Special Meetings. Special meetings of the Board may be called by the President or any director on twenty-four (24) hours' notice to each director; special meetings shall be called by the President or Secretary in like manner and on like notice on the written request of Members holding a simple majority of the Votes. Notice of a special meeting may be given by facsimile. Attendance in person of a director at a meeting shall constitute a waiver of notice of that meeting, except when the director objects, at the beginning of the meeting, to the transaction of any business because the meeting is not duly called or convened.

          iii) Telephonic Meetings. Directors may participate in any regular or special meeting of the Board, by means of conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section 4(d)(iii) will constitute presence in person at such meeting.

          iv) Quorum. At all meetings of the Board, a majority of the directors shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate or this Agreement. If a quorum is not present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time until a quorum shall be present. Notice of such adjournment shall be given to any director not present at such meeting.

          v) Action Without Meeting. Unless otherwise restricted by the Certificate or this Agreement, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all directors consent thereto in writing and such written consent is filed with the minutes of proceedings of the Board.


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     (e) Director's Duty of Care. Each director's duty of care in the discharge of his or her duties to the Company and the Members is limited to discharging his duties pursuant to this Agreement in good faith, with the care a director of a Delaware corporation would exercise under similar circumstances, in the manner he or she reasonably believes to be in the best interests of the Company and its Members.

     SECTION 5. Officers.

     (a) Officers. The Company shall have such officers as may be necessary or desirable for the business of the Company. The officers may include a Chairman of the Board, a President, a Treasurer and a Secretary, and such other additional officers, including one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers as the Manager, the Board, the Chairman of the Board, or the President may from time to time elect. Any two or more offices may be held by the same individual.

     (b) Election and Term. The President, Treasurer and Secretary shall, and the Chairman of the Board may, be appointed by and shall hold office at the pleasure of the Manager or the Board. The Manager, the Board, or the President may each appoint such other officers and agents as such person shall deem desirable, who shall hold office at the pleasure of the Manager, the Board, or the President, and who shall have such authority and shall perform such duties as from time to time shall, subject to the provisions of Section 5(d) hereof, be prescribed by the Manager, the Board, or the President.

     (c) Removal. Any officer may be removed by the action of the Manager or the action of at least a majority of the directors then in office, with or without cause, for any reason or for no reason. Any officer other than the Chairman of the Board, the President, the Treasurer or the Secretary may also be removed by the Chairman of the Board or the President, with or without cause, for any reason or for no reason.

     (d) Duties and Authority of Officers.

          i) President. The President shall be the chief executive officer and (if no other person has been appointed as such) the chief operating officer of the Company; shall (unless the Chairman of the Board elects otherwise) preside at all meetings of the Members and Board; shall have general supervision and active management of the business and finances of the Company; and shall see that all orders and resolutions of the Board or the Manager are carried into effect; subject, however, to the right of the directors to delegate any specific powers to any other officer or officers. In the absence of direction by the Manager, Board, or the Chairman of the Board to the contrary, the President shall have the power to vote all securities held by the Company and to issue proxies therefor. In the absence or disability of the President, the Chairman of the Board (if any) or, if there is no Chairman of the Board, the most senior available officer appointed by the Manager or the Board shall perform the duties and exercise the powers of the President with the same force and effect as if performed by the President, and shall be subject to all restrictions imposed upon him.

          ii) Vice President. Each Vice President, if any, shall perform such duties as shall be assigned to such person and shall exercise such powers as may be granted


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to such person by the Manager, the Board or by the President of the Company. In
the absence of direction by the Manager, the Board or the President to the contrary, any Vice President shall have the power to vote all securities held by the Company and to issue proxies therefor.

          iii) Secretary. The Secretary shall give, or cause to be given, a notice as required of all meetings of the Members and of the Board. The Secretary shall keep or cause to be kept, at the principal executive office of the Company or such other place as the Board may direct, a book of minutes of all meetings and actions of directors and Members. The minutes shall show the time and place of each meeting, whether regular or special (and, if special, how authorized and the notice given), the names of those present at Board meetings, the number of Votes present or represented at Members' meetings, and the proceedings thereof. The Secretary shall perform such other duties as may be prescribed from time to time by the Manager or the Board.

          iv) Treasurer. The Treasurer shall have custody of the Company funds and securities and shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books of the Company to be maintained for such purpose; shall deposit all moneys and other valuable effects of the Company in the name and to the credit of the Company in depositories designated by the Manager or the Board; and shall disburse the funds of the Company as may be ordered by the Manager or the Board.

          v) Chairman of the Board. The Chairman of the Board, if any, shall perform such duties as shall be assigned, and shall exercise such powers as may be granted to him or her by the Manager or the Board.

          vi) Authority of Officers. The officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Manager or the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company's business and the actions of the officers taken in accordance with such powers shall bind the Company.

     SECTION 6. Members.

     (a) Members. The Members of the Company shall be set forth on Exhibit B hereto as amended from time to time. At the date hereof, Charter is the sole Member. Charter is not required to make any capital contribution to the Company; however, Charter may make capital contributions to the Company at any time in its sole discretion (for which its capital account balance shall be appropriately increased). Each Member shall have a capital account in the Company, the balance of which is to be determined in accordance with the principles of Treasury Regulation section 1.704-l(b)(2)(iv). The provisions of this Agreement, including this Section 6, are intended to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company. Notwithstanding anything to the contrary in this Agreement, Charter shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company.


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     (b) Admission of Members. Other persons may be admitted as Members from time to time pursuant to the provisions of this Agreement. If an admission of a new Member results in the Company having more than one Member, this Agreement shall be amended in accordance with the provisions of Section 15(b) to establish the rights and responsibilities of the Members and to govern their relationships.

     (c) Limited Liability. Except as required by the Act, no Member shall be liable for the debts, liabilities and obligations of the Company, including without limitation any debts, liabilities and obligations of the Company under a judgment, decree or order of a court, solely by reason of being a member of the Company.

     (d) Competing Activities. Notwithstanding any duty otherwise existing at law or in equity, (i) neither a Member nor a Manager of the Company, or any of their respective affiliates, partners, members, shareholders, directors, managers, officers or employees, shall be expressly or impliedly restricted or prohibited solely by virtue of this Agreement or the relationships created hereby from engaging in other activities or business ventures of any kind or character whatsoever and (ii) except as otherwise agreed in writing or by written Company policy, each Member and Manager of the Company, and their respective affiliates, partners, members, shareholders, directors, managers, officers and employees, shall have the right to conduct, or to possess a direct or indirect ownership interest in, activities and business ventures of every type and description, including activities and business ventures in direct competition with the Company.

     (e) Bankruptcy. Notwithstanding any other provision of this Agreement, the bankruptcy (as defined in the Act) of a Member shall not cause the Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

     SECTION 7. Percentage Interests. For purposes of this Agreement, "PERCENTAGE INTEREST" shall mean with respect to any Member as of any date the proportion (expressed as a percentage) of the respective capital account balance of such Member to the capital account balances of all Members. So long as Charter is the sole member of the Company, Charter's Percentage Interest shall be 100 percent.

     SECTION 8. Distributions. The Company may from time to time distribute to the Members such amounts in cash and other assets as shall be determined by the Members acting by simple majority of the Votes. Each such distribution (other than liquidating distributions) shall be divided among the Members in accordance with their respective Percentage Interests. Liquidating distributions shall be made to the Members in accordance with their respective positive capital account balances. Each Member shall be entitled to look solely to the assets of the Company for the return of such Member's positive capital account balance. Notwithstanding that the assets of the Company remaining after payment of or due provision for all debts, liabilities, and obligations of the Company may be insufficient to return the capital contributions or share of the Company's profits reflected in such Member's positive capital account balance, a Member shall have no recourse against the Company or any other Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the


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Members on account of their interest in the Company if such distribution would violate the Act or any other applicable law.

     SECTION 9. Allocations. The profits and losses of the Company shall be allocated to the Members in accordance with their Percentage Interests from time to time.

     SECTION 10. Dissolution; Winding Up.

     (a) Dissolution. The Company shall be dissolved upon (i) the adoption of a plan of dissolution by the Members acting by unanimity of the Votes and the approval of the Manager or (ii) the occurrence of any other event required to cause the dissolution of the Company under the Act.

     (b) Effective Date of Dissolution. Any dissolution of the Company shall be effective as of the date on which the event occurs giving rise to such dissolution, but the Company shall not terminate unless and until all its affairs have been wound up and its assets distributed in accordance with the provisions of the Act and the Certificate is cancelled.

     (c) Winding Up. Upon dissolution of the Company, the Company shall continue solely for the purposes of winding up its business and affairs as soon as reasonably practicable. Promptly after the dissolution of the Company, the Manager shall immediately commence to wind up the affairs of the Company in accordance with the provisions of this Agreement and the Act. In winding up the business and affairs of the Company, the Manager may, to the fullest extent permitted by law, take any and all actions that it determines in its sole discretion to be in the best interests of the Members, including, but not limited to, any actions relating to (i) causing written notice by registered or certified mail of the Company's intention to dissolve to be mailed to each known creditor of and claimant against the Company, (ii) the payment, settlement or compromise of existing claims against the Company, (iii) the making of reasonable provisions for payment of contingent claims against the Company and
(iv) the sale or disposition of the properties and assets of the Company. It is expressly understood and agreed that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of claims against the Company so as to enable the Manager to minimize the losses that may result from a liquidation.

     SECTION 11. Transfer. At such time as the Company has more than one Member, no Member shall transfer (whether by sale, assignment, gift, pledge, hypothecation, mortgage, exchange or otherwise) all or any part of his, her or its limited liability company interest in the Company to any other person without the prior written consent of each of the other Members; provided, however, that this Section 11 shall not restrict the ability of any Member to transfer (at any time) all or a portion of its limited liability company interest in the Company to another Member. Upon the transfer of a Member's limited liability company interest, the Manager shall provide notice of such transfer to each of the other Members and shall amend Exhibit B hereto to reflect the transfer.

     SECTION 12. Admission of Additional Members. The admission of additional or substitute Members to the Company shall be accomplished by the amendment of this


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Agreement, including Exhibit B, in accordance with the provisions of Section
15(b), pursuant to which amendment each additional or substitute Member shall agree to become bound by this Agreement.

     SECTION 13. Tax Matters. As of the date of this Agreement, the Company is a single-owner entity for United States federal tax purposes. So long as the Company is a single-owner entity for federal income tax purposes, it is intended that for federal, state and local income tax purposes the Company be disregarded as an entity separate from its owner for income tax purposes and its activities be treated as a division of such owner. In the event that the Company has two or more Members for federal income tax purposes, it is intended that (i) the Company shall be treated as a partnership for federal, state and local income tax purposes, and the Members shall not take any position or make any election, in a tax return or otherwise, inconsistent therewith and (ii) this Agreement will be amended to provide for appropriate book and tax allocations pursuant to subchapter K of the Internal Revenue Code of 1986, as amended.

     SECTION 14. Exculpation and Indemnification.

     (a) Exculpation. Neither the Members, the Manager, the directors of the Company, the officers of the Company, their respective affiliates, nor any person who at any time shall serve, or shall have served, as a director, officer, employee or other agent of any such Members, Manager, directors, officers, or affiliates and who, in such capacity, shall engage, or shall have engaged, in activities on behalf of the Company (a "SPECIFIED AGENT") shall be liable, in damages or otherwise, to the Company or to any Member for, and neither the Company nor any Member shall take any action against such Members, Manager, directors, officers, affiliates or Specified Agent, in respect of any loss which arises out of any acts or omissions performed or omitted by such person pursuant to the authority granted by this Agreement, or otherwise performed on behalf of the Company, if such Member, Manager, director, officer, affiliate, or Specified Agent, as applicable, in good faith, determined that such course of conduct was in the best interests of the Company and within the scope of authority conferred on such person by this Agreement or approved by the Manager. Each Member shall look solely to the assets of the Company for return of such Member's investment, and if the property of the Company remaining after the discharge of the debts and liabilities of the Company is insufficient to return such investment, each Member shall have no recourse against the Company, the other Members or their affiliates, except as expressly provided herein; provided, however, that the foregoing shall not relieve any Member or the Manager of any fiduciary duty, duty of care or duty of fair dealing to the Members that it may have hereunder or under applicable law.

     (b) Indemnification. In any threatened, pending or completed claim, action, suit or proceeding to which a Member, a Manager, a director of the Company, any officer of the Company, their respective affiliates, or any Specified Agent was or is a party or is threatened to be made a party by reason of the fact that such person is or was engaged in activities on behalf of the Company, including without limitation any action or proceeding brought under the Securities Act of 1933, as amended, against a Member, a Manager, a director of the Company, any officer of the Company, their respective affiliates, or any Specified Agent relating to the Company, the Company shall to the fullest extent permitted by law indemnify and hold harmless the Members, Manager, directors of the Company,


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officers of the Company, their respective affiliates, and any such Specified
Agents against losses, damages, expenses (including attorneys' fees), judgments and amounts paid in settlement actually and reasonably incurred by or in connection with such claim, action, suit or proceeding; provided, however, that none of the Members, Managers, directors of the Company, officers of the Company, their respective affiliates or any Specified Agent shall be indemnified for actions constituting bad faith, willful misconduct, or fraud. Any act or omission by any such Member, Manager, director, officer, or any such affiliate or Specified Agent, if done in reliance upon the opinion of independent legal counsel or public accountants selected with reasonable care by such Member, Manager, director, officer, or any such affiliate or Specified Agent, as applicable, shall not constitute bad faith, willful misconduct, or fraud on the part of such Member, Manager, director, officer, or any such affiliate or Specified Agent.

     (c) No Presumption. The termination of any claim, action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that any act or failure to act by a Member, a Manager, a director of the Company, any officer of the Company, their respective affiliates or any Specified Agent constituted bad faith, willful misconduct or fraud under this Agreement.

     (d) Limitation on Indemnification. Any such indemnification under this
Section 14 shall be recoverable only out of the assets of the Company and not from the Members.

     (e) Reliance on the Agreement. To the extent that, at law or in equity, a Member, Manager, director of the Company, officer of the Company or any Specified Agent has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member or other person bound by this Agreement, such Member, Manager, director, officer or any Specified Agent acting under this Agreement shall not be liable to the Company or to any Member or other person bound by this Agreement for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member, Manager, director of the Company, officer of the Company or any Specified Agent otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Member, Manager, director or officer or any Specified Agent.

     SECTION 15. Miscellaneous.

     (a) Certificate of Limited Liability Company Interest. A Member's limited liability company interest may be evidenced by a certificate of limited liability company interest executed by the Manager or an officer in such form as the Manager may approve; provided that such certificate of limited liability company interest shall not bear a legend that causes such limited liability company interest to constitute a security under Article 8 (including Section 8-103) of the Uniform Commercial Code as enacted and in effect in the State of Delaware, or the corresponding statute of any other applicable jurisdiction.

     (b) Amendment. The terms and provisions set forth in this Agreement may be amended, and compliance with any term or provision set forth herein may be waived, only by a written instrument executed by each Member. No failure or delay on the part of any

Member in exercising any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

     (c) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and assigns.

     (d) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any conflicts of law principles that would require the application of the laws of any other jurisdiction.

     (e) Severability. In the event that any provision contained in this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provision hereof.

     (f) Multiple Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (g) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes and replaces any prior or contemporaneous understandings.

     (h) Relationship between the Agreement and the Act. Regardless of whether any provision of this Agreement specifically refers to particular Default Rules (as defined below), (i) if any provision of this Agreement conflicts with a Default Rule, the provision of this Agreement controls and the Default Rule is modified or negated accordingly, and (ii) if it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, the Default Rule is modified or negated accordingly. For purposes of this Section 15(h), "DEFAULT RULE" shall mean a rule stated in the Act which applies except to the extent it may be negated or modified through the provisions of a limited liability company's Limited Liability Company Agreement.

     IN WITNESS WHEREOF, the party has caused this Agreement to be duly executed on the date first above written.

                                        CHARTER COMMUNICATIONS HOLDINGS, LLC,
                                        a Delaware limited liability company


                                        By: /s/ Marcy A. Lifton
                                            ------------------------------------
                                            Marcy A. Lifton
                                            Vice President

Accepting its appointment as the Company's Manager subject to the provisions of this Agreement and agreeing to be bound by this Agreement:

                                        CHARTER COMMUNICATIONS, INC., a Delaware corporation


                                        By: /s/ Marcy A. Lifton
                                            ------------------------------------
                                            Marcy A. Lifton
                                            Vice President

                                    EXHIBIT A

DIRECTOR

Carl Vogel

                                    EXHIBIT B

MEMBER

Charter Communications Holdings, LLC